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                                                                       EXHIBIT 5


[LETTERHEAD OF GRAY CARY WARE & FREIDENRICH LLP]
400 Hamilton Avenue, Palo Alto, CA 94301-1825
Phone  650-833-2000     Fax 650-833-2001     www.graycary.com


April 9, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

As legal counsel for Maxtor Corporation, a Delaware corporation (the "Company"), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 33,642,573 shares of the Common Stock, $0.01 par value, of the Company ("Common Stock") which may be issued pursuant to the exercise of options granted under the Maxtor Corporation 1996 Stock Option Plan, as amended, and 1998 Employee Stock Purchase Plan, as amended (collectively, the "Plans"), and the Quantum Corporation 1993 Long-Term Incentive Plan, the 1986 Stock Option Plan and the Supplemental Stock Option Plan (collectively, the "Quantum Plans") and assumed by the Company (the "Assumed Options") pursuant to the Agreement and Plan of Merger dated as of October 3, 2000, and the Letter Agreement pursuant thereto dated March 2, 2001, by and among the Company, Hawaii Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of the Company, Quantum Corporation, a Delaware corporation, and Insula Corporation, a Delaware corporation and wholly owned subsidiary of Quantum Corporation (collectively, the "Merger Agreement").

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We are admitted to practice only in the State of California and we express no opinion concerning any law other than the law of the State of California, the corporation laws of the State of Delaware and the federal law of the United States. As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of California.

Based on such examination, we are of the opinion that the 33,642,573 shares of Common Stock which may be issued under the Plans and Assumed Options are duly authorized shares of the Company's Common Stock, and, when issued against receipt of the consideration therefor in accordance with the provisions of the Plans, Assumed Options, the Merger Agreement, and the Quantum Plans, respectively, will be validly issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.

Respectfully submitted,


/s/ Gray Cary Ware & Freidenrich LLP

GRAY CARY WARE & FREIDENRICH LLP